Exhibit 99.1

Green Plains Appoints Ejnar Knudsen to its Board of Directors

OMAHA, Neb., May 9, 2016 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its board of directors appointed Ejnar Knudsen as an independent director, effective May 5, 2016.  Mr. Knudsen has joined the board as its tenth director, filling a vacant position, whose term expires at the 2017 annual meeting.

“Ejnar brings 25 years of experience operating and investing in food and agribusiness companies,” said Todd Becker, president and chief executive officer of Green Plains.  “We believe Ejnar understands our focus on building long-term shareholder value, which will be helpful as we position the company for continued growth. His broad industry perspective is particularly relevant and we are pleased to welcome him to our board of directors.”

As founder and managing partner of AGR Partners, Mr. Knudsen oversees the firm’s investment process. He serves on the board of two AGR portfolio companies, Ridley Corp (RIC.ASX), Australia’s largest animal feed and rendering company, and Opal Foods, a shell egg producer in Missouri and Colorado. He is the co-founder and director of Materra, a special situations farming company, and currently serves on the board of Western Milling. He is also chair of the Dairy Club,  a group of leading producers and industry participants; director on the California Ag Leadership Foundation board and chair of its finance committee; and member of the Farm Foundation.

Previously, Mr. Knudsen was co-portfolio manager of Passport Capital’s agriculture fund; served as executive vice president of Western Milling, a California startup grain and feed milling company; and was vice president of Rabobank, managing a loan portfolio, venture capital investments and corporate advisory services in the food and agriculture sectors. Mr. Knudsen earned his Bachelor of Science in agricultural and life sciences from Cornell University and is a CFA charterholder.

About Green Plains

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.5 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP), a fee-based Delaware limited partnership that provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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